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                                                                  Exhibit 10.14

                              EMPLOYMENT AGREEMENT

         AGREEMENT, by and between Polaroid Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement (the "Company"), and Gary T. DiCamillo (the "Executive") originally entered into October 20, 1995, is hereby amended and restated this 25th day of January 2000 and will be effective January 1, 2000.

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement; and

         WHEREAS, the Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company, the Company believes that its best interests will be served if the Executive is encouraged to remain with the Company. The Company has determined that the Executive's ability to perform the Executive's responsibilities and utilize the Executive's talents for the benefit of the Company, and the Company's ability to retain the Executive as an employee, will be significantly enhanced if the Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1.       DEFINITIONS.

          (a) "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of twenty percent (20%) or more of the Stock then outstanding, but does not include any Subsidiary of the Company, any employee benefit plan of the Company or any of its Subsidiaries or any Person holding Stock for or pursuant to the terms of any such employee benefit plan.

          (b) "AFFILIATE" and "ASSOCIATE" when used with reference to any Person, shall have the meaning given to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.


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          (c)  "ANNUAL BONUS" shall mean a bonus amount payable under the
               Company's executive annual bonus plan (currently the Polaroid Incentive Plan for Executives). Unless otherwise specifically provided, this annual bonus shall be calculated assuming the Company target has been achieved and that there are no factors that reduce the ultimate distribution.

          (d) "BASE SALARY" shall mean the annual rate of base salary (disregarding any reduction in such rate that constitutes Constructive Termination) as provided for in Section 4 below, as increased by the Board from time to time.

          (e) "BENEFICIAL OWNER" shall be a Person deemed to "beneficially own" any securities:

               (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; or

               (ii) which such Person or any of such Person's Affiliates or
                    Associates has:

                    (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder; or,

                    (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding (written or oral) to vote such security (i) arises solely from a revocable proxy given to such Person in response to a public proxy


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                         or consent solicitation made pursuant to, and in
                         accordance with, the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or,

                    (C) which are beneficially owned, directly or indirectly, by any Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Section l(e)(ii)(B) of this Agreement) or disposing of any securities of the Company.

          (f)  "BOARD" shall mean the Board of Directors of the Company.

          (g)  "CAUSE" means either of the following:

               (i) Executive's willful malfeasance having a material adverse effect on the Company; or,

               (ii) Executive's conviction of a felony;

               provided, that any action or refusal by Executive shall not constitute "Cause" if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of the Company, or if Executive shall be entitled, under applicable law or under an applicable Certificate of Incorporation or By-Laws of the Company, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

          (h)  "CHANGE IN CONTROL" shall mean:

               (i) the date on which a change in control of the Company occurs of a nature that would be required to be reported (assuming that the Company's Stock was registered under the Exchange
                    Act) in response to an item (currently item 6(e)) of
                    Schedule 14A of Regulation 14A promulgated under the Exchange Act or an item (currently Item l(a)) of Form 8-K under the Exchange Act;


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              (ii)  the date on which there is a change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the effective date of this Agreement, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least seventy-five percent (75%) of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and PROVIDED FURTHER, HOWEVER, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be so considered as a member of the Incumbent Board;

              (iii) any day on or after the Share Acquisition Date when, directly or indirectly, any of the transactions specified in the following clauses occurs:

                    (A) the Company shall consolidate with, or merge with and into, any other Person;

                    (B)  any Person shall merge with and into the Company; or

                    (C) the Company shall sell, lease, exchange or otherwise transfer or dispose of (or one or more of its Subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the major part of the assets of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons;


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               (iv) the date when a Person (other than the Company, any
                    Subsidiary of the Company, any employee benefit plan of the Company or any of its Subsidiaries or any Person holding Stock for or pursuant to the terms of any such employee benefit plan) alone or together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of thirty percent (30%) or more of the Stock then outstanding;

               (v) the date on which the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than:

                    (A) a merger or consolidation which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or,

                    (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

               (vi) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

          (i)  "CODE" means the Internal Revenue Code of 1986, as amended.

          (j) "CONFIDENTIAL INFORMATION" means nonpublic information relating to the business plans, marketing plans, customers or employees of the Company other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Company.


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          (k)  "CONSTRUCTIVE TERMINATION" shall occur when the Executive voluntarily terminates his employment with the Company or retires after the occurrence of one or more of the following events:

               (i) unless effected with the Executive's consent, a reduction in the Executive's Base Salary or the discontinuation of or any reduction in the Executive's participation or membership in any bonus, incentive or other benefit plan in which the Executive was a participant or member, without an economically equivalent replacement;

               (ii) the reassignment of the Executive without his consent to a location more than thirty (30) miles from his regular workplace;

               (iii) the reduction in the Executive's job title or level;

               (iv) the provision of significantly less favorable working conditions; or

               (v) a significant diminution of duties or responsibilities or the reassignment of the Executive to duties which represent a position of lesser responsibility.

          (l) "DISABILITY" shall mean the Executive's disability within the meaning of the Polaroid Long Term Disability Plan.

          (m) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as in effect on the date in question.

          (n) "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (o) "SEVERANCE PERIOD" shall mean the period of thirty-six (36) months following such termination.

          (p) "SHARE ACQUISITION DATE" shall mean the first date any Person shall become an Acquiring Person.

          (q) "STOCK" shall mean the outstanding shares of Common Stock of the Company and any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.


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          (r)  "SUBSIDIARY" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the Voting Stock.

          (s) "SUPPLEMENTAL PLANS" shall mean any and all Company non-qualified benefit plans including, but not limited to, any supplemental retirement plan.

          (t) "TERM OF EMPLOYMENT" shall mean the period specified in Section 2 below.

          (u) "TRADING DAY" is any day on which the Stock is traded on the New York Stock Exchange.

          (v) "TERMINATION DATE" shall mean the date of the Executive's termination of employment from the Company.

          (w) "VOTING STOCK" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2. TERM OF EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby agrees to continue his employment for three (3) years ending January 1, 2003, subject to earlier termination as provided below.

3.   POSITION, DUTIES AND RESPONSIBILITIES.

     (a) TERM. During the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company. It is the intention of the Parties that the Executive shall be elected to and serve as a member of the Board and shall be Chairman of the Board. The Executive, in carrying out his duties under this Agreement, shall report to the Board.

     (b) OTHER POSITIONS. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from:

          (i) serving, subject to approval of the Board, on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations;

          (ii) engaging in charitable activities and community affairs; and,


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          (iii) managing his personal investments and affairs, provided that such activities do not interfere with the proper performance of his duties and responsibilities as the Company's Chairman and Chief Executive Officer.

4. BASE SALARY. The Executive shall be paid an annualized Base Salary of at least $785,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed periodically by the Board.

5. ANNUAL BONUS. The Executive shall participate in the Company's annual bonus plan using the targets and performance factors set forth in the Company's annual bonus plan, with an annual target award opportunity of at least eighty percent (80%) of Base Salary.

6. EMPLOYEE BENEFIT PROGRAMS. During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives, as such plans or programs may be in effect from time to time, including, without limitation, long term incentive plan(s), pension, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall replace the Executive's participation in The Polaroid Extended Severance Plan.

7. SUPPLEMENTAL PENSION. The Executive shall receive a retirement benefit that is equal to the greater of (a) or (b) below:

     (a) the final average pay plan benefit as determined pursuant to Article V "Transitional Pension Benefit" of the Polaroid Pension Plan as enhanced pursuant to the terms of this Agreement (specifically Paragraph 7(c) below, and Paragraphs 11 and 12 as applicable); or

     (b)  the pension benefit calculated as a cash balance benefit pursuant to
          Article IV "Pension Benefit" of the Polaroid Pension Plan as enhanced pursuant to the terms of this Agreement (specifically Paragraph 7(c) below, and Paragraphs 11 and 12 as applicable)

     (c) After any additional credit which may become applicable under provisions set forth in Sections 11 and 12, the Company shall provide the Executive an additional monthly retirement benefit pursuant to the terms of this Agreement which shall be equal to the excess of:


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          (i)  the monthly pension benefit that would be payable to the
               Executive under the terms of the Polaroid Pension Plan enhanced by the benefits under the Polaroid Retirement Parity Plan and the Polaroid Executive Equalization Retirement Plan and any successor plans thereto as in effect on the date hereof (collectively the "Retirement Plan"), assuming that the Executive is credited with one (1) additional year of service for each of his first ten (10) years of actual service with the Company over

          (ii) the monthly benefit under the Retirement Plan which is actually payable to the Executive without regard to this Section 7

          (in its entirety "Supplemental Pension"). In determining the amount of any offset as provided in the preceding sentence, such amount shall be calculated assuming the same frequency of payment, the same form of annuity and the same commencement date of payment as the benefits to be paid under this Section 7. This benefit shall be provided pursuant to the Supplemental Retirement Benefit Plan.

8. REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

9. TERMINATION DUE TO DISABILITY OR DEATH. In the event the Executive's employment is terminated due to his Disability or death, he, or his estate or his beneficiaries, as the case may be, shall be entitled to:

     (a)  SALARY. Base Salary through the date of termination;

     (b) ANNUAL BONUS. Pro-rata portion of the Annual Bonus for the year in which the Executive's Disability or death occurs (Annual Bonus is to be paid as soon as practicable or consistent with the Executive's election under the Elective Deferred Compensation Plan); and,

     (c) OTHER BENEFITS. Other benefits or entitlements in accordance with applicable plans and programs of the Company.


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10.  TERMINATION BY THE COMPANY FOR CAUSE. In the event the Company terminates the Executive's employment for Cause, he shall be entitled to:

     (a) SALARY. Base Salary through the date of the termination of his employment for Cause;

     (b) ANNUAL BONUS. Other benefits or entitlements, if any, in accordance with applicable plans or programs of the Company; however, notwithstanding the foregoing, the Executive shall not be entitled to any bonus (annual or long term) for the year in which his termination occurs.

11. A CONSTRUCTIVE TERMINATION OR A TERMINATION WITHOUT CAUSE. If prior to Change in Control, the Executive's employment is terminated without Cause, other than due to Disability or death, or in the event there is a Constructive Termination, the Executive, upon the execution of a full and complete release, shall be entitled to:

     (a) SALARY. Base Salary through the date of termination of the Executive's employment;

     (b) SEVERANCE PAYMENT. Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment for the Severance Period;

     (c) TRANSITIONAL ASSISTANCE PAYMENTS. The Executive shall receive a transitional assistance payment up to a maximum of two hundred fifty thousand dollars ($250,000) based on the performance of the Executive. This determination shall be made by the Human Resources Committee of the Board of Directors, in its sole and complete discretion. The transitional assistance payment, once determined, is payable in a lump sum as soon as practicable after the Executive's termination;

     (d) ANNUAL BONUS. Annual Bonus payments for the period from the beginning of the year in which the termination occurs through the end of the Severance Period based on the actual performance of the Company (i.e., Company target) without regard to any other factors that could reduce the ultimate distribution; any such payment for a period of less than a full year shall be pro-rated by the number of days for which payment is made;

     (e) RESTRICTED STOCK AND OPTIONS. Full vesting of all restricted stock, and stock options and phantom stock options (collectively "Options") with the lesser of three (3) years from his Termination Date or ten
          (10)


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          years from the date the Options were granted in which to exercise his
          Options pursuant to the terms of the Executive's Option or Supplemental Option Agreements;

     (f) INSURANCE. Medical, dental and executive life insurance benefits (collectively "Insurance Benefits") at the same rate as active employees similarly situated for a period equal to the lesser of thirty-six (36) months following the Executive's Termination Date or until the Executive is eligible to receive comparable Insurance Benefits through another employer (this benefit shall run coterminous with COBRA rights);

     (g) DISABILITY COVERAGE. Short- and long-term disability coverage that is reasonably comparable to the coverage provided to the Executive on his Termination Date and which can be purchased on the open market shall be for a period equal to the lesser of thirty-six (36) months following the Executive's Termination Date or until the Executive is eligible to receive comparable benefits through another employer;

     (h) OUTPLACEMENT COUNSELING. Outplacement services will be provided consistent with the Company's outplacement practices in effect prior to the Change in Control;

     (i)  SUPPLEMENTAL RETIREMENT AND PROFIT SHARING BENEFITS.

          (i) On the Termination Date, the Executive shall become vested in the benefits provided under the Company's Supplemental Plans.

          (ii) Within ten (10) business days after the Termination Date, the Company shall pay the Executive a lump sum cash amount equal to the present value of the Executive's accrued benefit under the Supplemental Plans. For purposes of computing the Executive's accrued benefit under the Supplemental Plans, in addition to the supplemental benefit provided pursuant to Section 7 above:

               (A) and before applying Section 7 of this Agreement, the Company shall credit the Executive with three (3) years of plan participation and service and three (3) years of age for all purposes (including additional accruals and eligibility for early retirement) over the Executive's actual years and fractional years of plan participation

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                    and service and age credited to the Executive on the
                    Termination Date; and,

               (B) the Company shall apply the present value (and any other actuarial adjustment required by this Agreement) using the applicable actuarial assumptions set forth in the Polaroid Pension Plan.

          This benefit shall be provided pursuant to the Supplemental Retirement Benefit Plan.

     (j) OTHER BENEFITS. Other benefits or entitlements in accordance with applicable plans and programs of the Company; and,

     (i) SURVIVOR BENEFITS. Should the Executive become eligible to receive payments and benefits under this Section and die prior to receipt of all such payments and benefits, the residual payments shall be made to the Executive's beneficiary(ies). Any residual family medical and dental benefits which the Executive was receiving on the Executive's date of death shall continue to the family members the Executive had covered in such medical and dental plans on such date.

12. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment terminates (voluntarily or involuntarily) within eighteen (18) months following a Change in Control for any reason other than Cause he shall be entitled to the following benefits:

     (a) SEVERANCE BENEFITS. Within ten (10) business days after the Termination Date, the Company shall pay the Executive a lump sum amount, in cash, equal to:

          (i)  three (3) times the sum of:

               (A)  the Executive's Base Salary; and

               (B)  the Executive's Annual Bonus; and

          (ii) the Executive's Annual Bonus multiplied by a fraction, the numerator of which shall equal the number of days the Executive was employed by the Company in the calendar year in which the Termination Date occurs and the denominator of which shall equal three hundred sixty five (365).


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     (b)  INSURANCE. Until the third (3rd) anniversary of the Termination Date, the Executive shall be entitled to participate in the Company's medical, dental, and executive life insurance benefits, at the highest level provided to the Executive during the period beginning immediately prior to the Change in Control and ending on the Termination Date and at no greater cost than the cost the Executive was paying immediately prior to Change in Control; provided, however, that if the Executive becomes employed by a new employer, the Executive's coverage under the applicable Company plans shall continue, but the Executive's coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

     (k) DISABILITY COVERAGE. Short- and long-term disability coverage that is reasonably comparable to the coverage provided to the Executive on his Termination Date and which can be purchased on the open market shall be for a period equal to the lesser of thirty-six (36) months following the Executive's Termination Date or until the Executive is eligible to receive comparable benefits through another employer;

     (c) PAYMENT OF ACCRUED BUT UNPAID AMOUNTS. Within ten (10) business days after the Termination Date, the Company shall pay the Executive:

          (i) Earned, but unpaid compensation, including, without limitation, any unpaid portion of the bonus accrued with respect to the full calendar year ended prior to the Termination Date; and,

          (ii) all compensation previously deferred by the Executive on a non-qualified basis but not yet paid.

     (d) RETIREE-MEDICAL BENEFITS. If within three (3) years after Change in Control, the Executive would be at least fifty-five (55) with the Executive's age and service equal to sixty-five (65) and the Executive would have at least five (5) years of service with the Company, the Executive shall be eligible for retiree medical benefits (as such are determined immediately prior to Change in Control). The Executive shall commence receiving such retiree medical benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change in Control.

     (e)  SUPPLEMENTAL RETIREMENT AND PROFIT SHARING BENEFITS.


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          (i)  On the Termination Date, the Executive shall become vested in the benefits provided under the Company's Supplemental Plans.

          (ii) Within ten (10) business days after the Termination Date, the Company shall pay the Executive a lump sum cash amount equal to the present value of the Executive's accrued benefit under the Supplemental Plans. For purposes of computing the Executive's accrued benefit under the Supplemental Plans in addition to the supplemental benefit provided pursuant to Section 7 above:

               (A) and before applying Section 7 of this Agreement, the Company shall credit the Executive with three (3) years of plan participation and service and three (3) years of age for all purposes (including additional accruals and eligibility for early retirement) over the Executive's actual years and fractional years of plan participation and service and age credited to the Executive on the Termination Date; and,

               (B) the Company shall apply the present value (and any other actuarial adjustment required by this Agreement) using the applicable actuarial assumptions set forth in the Polaroid Pension Plan.

               In determining the Executive's benefits under this subsection 12(e), the terms of the Supplemental Plans as in effect immediately prior to the Change in Control, except as expressly modified in this subsection 12(e), shall govern. This benefit shall be provided pursuant to the Supplemental Retirement Benefit Plan.

     (f) OUTPLACEMENT COUNSELING. Outplacement services will be provided consistent with the Company's outplacement practices in effect prior to the Change in Control.

     (g) RESTRICTED STOCK AND OPTIONS. Full vesting of all restricted stock and stock options and phantom stock options (collectively "Options") with the lesser of three (3) years from his Termination Date or ten (10) years from the date the Options were granted in which to exercise his Options pursuant to the terms of the Executive's Option or Supplemental Option Agreement;


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          (the terms of this acceleration are set forth in draft in a
          Supplemental Agreement attached as Exhibit A);

     (h) PERFORMANCE SHARES. Full payout of Performance Shares issued under the 1993 Stock Incentive Plan, or any successor plan, assuming the Company's objectives were achieved at target (the terms of this acceleration are set forth in draft in a Supplemental Agreement attached as Exhibit B); and,

     (i) COSTS OF PROCEEDINGS. The Company shall pay all of the Executive's costs and expenses, including attorneys' fees and disbursements, at least monthly, in connection with any legal proceeding (including arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if the Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall pay his own costs and expenses, including attorneys' fees and disbursements. The Company shall pay pre-judgment interest on any money judgment obtained by the Executive as a result of such a proceeding, calculated at the prime rate of The Chase Manhattan Bank (or its successors), as in effect from time to time, from the date that payment should have been made to the Executive under this Section.

13. INDEMNIFICATION; DIRECTOR'S AND OFFICER'S LIABILITY INSURANCE. The Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director's and Officer's liability insurance on behalf of the Executive, at the better of the level in effect immediately prior to the Change in Control or the Executive's Termination Date, for the three (3) year period following the Termination Date, and throughout the period of any applicable statute of limitations.

14. EFFECT ON EXISTING PLANS. All Change in Control provisions applicable to the Executive and contained in any plan, program, agreement or arrangement maintained as of the date this Agreement is signed (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change in Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects the Executive without the Executive's prior written approval. This means that all awards of options, performance shares or such other awards as may be granted shall upon Change in Control be fully vested consistent with these terms.

                                    15 of 24

     Notwithstanding the foregoing, no benefits shall be paid to the Executive, however, under the Polaroid Extended Severance Plan or any other severance plan maintained generally for the employees of the Company if the Executive is eligible to receive severance benefits under this Agreement.

15. MITIGATION. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which Polaroid (or any other Person or entity) may have against Executive unless specifically referenced herein.

16.  GROSS-UP.

     (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 16(c), all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the

                                    16 of 24

          Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by the Company to the Executive within five (5) business days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 16(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive's benefit.

     (c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (but the Executive's failure to comply with this notice obligation shall not eliminate his rights under this Section except to the extent of the Company's defense against the imposition of the Excise Tax is actually prejudiced by any such failure). The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the

                                    17 of 24

          Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order to effectively contest such claim; and,

          (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 16(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties

                                    18 of 24
               with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the Executive receives an amount advanced by the Company pursuant to Section 16(c), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 16(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to
          Section 16(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

17. TERMINATION FOR CAUSE. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive's employment for Cause. If the Executive is terminated for Cause, only Section 10 shall apply.

18. DISPUTES. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

19.  NONCOMPETITION AND CONFIDENTIALITY.

     (a) NONCOMPETITION. During the period in which the Executive is employed by the Company or any of its Subsidiaries and during any Severance Period, as provided pursuant to Section 11 "A Constructive

                                    19 of 24

          Termination or a Termination without Cause", above, but in no event for a period of less than twelve (12) months following a termination of his employment, the Executive shall not engage in any activity directly or indirectly with Eastman Kodak Company, or Fuji, whether as a principal, partner, employee, consultant, shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company) or otherwise.

     (b) CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall comply with the Confidentiality Agreement he executed at the time he was hired and shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its Subsidiaries (collectively, "Confidential Information") to any third Person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive's breach of this Section 19(b)).

     (c) COMPANY PROPERTY. Promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in Executive's possession or under his control.

     (d) NONSOLICITATION OF EMPLOYEES. During the period in which the Executive is employed by the Company or any of its Subsidiaries, and for a period of twenty-four (24) months following the Executive's Termination Date resulting from a termination as provided in Section 11 "A Constructive Termination or a Termination without Cause", the Executive shall not, directly or indirectly, induce any employee of the Company or any of its Subsidiaries to terminate employment with such


                                    20 of 24
          entity, and shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any Person who is employed by the Company or a Subsidiary thereof.

     (e) INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS. Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters, including his own skills, and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 19. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

     (f) PROVISIONS SURVIVING BEYOND TERMINATION DATE. The obligations of the Executive set forth in Subsections (a) ("Noncompetition") and (d) ("Nonsolicitation of Employees") above shall not extend beyond his Termination Date where such date follows a Change in Control.

20. EFFECT OF AGREEMENT ON OTHER BENEFITS. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

21. ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same

                                    21 of 24
     manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Agreement shall continue to apply to each subsequent employer hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

22. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and each of the parties represents and warrants that the performance of the obligations of such party under this Agreement will not violate any agreement between that party and any other Person, firm or organization.

23. ENTIRE AGREEMENT. This Agreement, with the plans and grant agreements referenced herein, contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

24. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

25. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

26. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

27. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a

                                    22 of 24
     judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Absent any written notice the beneficiary shall be the Executive's estate.

28. GOVERNING LAW. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of Massachusetts without reference to principles of conflict of laws.

29. NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:


                                    23 of 24

         If to the Company:
                Polaroid Corporation
                784 Memorial Drive
                Cambridge, MA 02139
                Attention: Vice President, Human Resources

         If to the Executive:
                Gary T. DiCamillo
                113 Cliff Road
                Wellesley, MA 02481

30. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

31. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts.

32. WITHHOLDING. The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                                     POLAROID CORPORATION





                                                 By: /s/ HARVEY M. GREENBERG
                                                     -----------------------
                                                     Name:  Harvey M. Greenberg
                                                     Title: Vice President of
                                                            Human Resources

/s/ GARY T. DICAMILLO
---------------------
Gary T. DiCamillo